Exhibit 99.1

Ingevity Corporation 5255 Virginia Avenue North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Jack Maurer 843-746-8242 jack.maurer@ingevity.com

Investors: Dan Gallagher 843-740-2126 daniel.gallagher@ingevity.com

Ingevity reports preliminary fourth quarter and full year 2019 financial results

FOURTH QUARTER
•Net sales of $303.4 million were up 8.9% versus the prior year quarter’s sales of $278.6 million
•Net income of $44.3 million was up 5.2% versus net income in the prior year quarter of $42.1 million; net income as a percentage of sales of 14.6% was down 50 basis points versus the prior year quarter; diluted earnings per share were $1.05 compared to $0.99
•Adjusted earnings of $46.5 million were up 2.6% versus adjusted earnings in the prior year quarter of $45.3 million; diluted adjusted earnings per share were $1.10 versus $1.07 in the prior year quarter
•Adjusted EBITDA of $91.1 million were up 24.3% compared to fourth quarter 2018 adjusted EBITDA of $73.3 million; adjusted EBITDA margin of 30.0% increased 370 basis points versus fourth quarter 2018
•Operating cash flow was $85.5 million which was flat to prior year quarter; free cash flow in the quarter increased 4.6% to $50.5 million versus the prior year quarter

FULL YEAR
•Net sales of $1.293 billion were up 14.1% versus the prior year’s sales of $1.134 billion
•Net income of $183.7 million was up 1.0% versus net income in the prior year of $181.8 million; net income as a percentage of sales of 14.2% was down 180 basis points versus the prior year; diluted earnings per share were $4.35 compared to $3.97
•Adjusted earnings of $208.1 million were up 18.8% versus adjusted earnings in the prior year of $175.2 million; diluted adjusted earnings per share were $4.93 versus $4.11 in the prior year
•Adjusted EBITDA of $396.9 million were up 23.8% compared to 2018 adjusted EBITDA of $320.5 million; adjusted EBITDA margin of 30.7% increased 240 basis points versus 2018
•Operating cash flow increased 9.4% to $275.7 million versus the prior year; free cash flow for the year increased 2.0% to $160.9 million versus the prior year
•Total debt to last twelve months’ net income ratio is 6.9x; net debt to adjusted EBITDA ratio ends the year at 2.8x

OUTLOOK
•Company announces fiscal year 2020 guidance of sales between $1.30 billion and $1.35 billion and adjusted EBITDA between $400 million and $420 million; free cash flow of $200 million to $220 million is expected

The results and guidance in this release include Non-GAAP financial measures. Refer to the section entitled “Use of Non-GAAP Financial Measures” within this release.

NORTH CHARLESTON, S.C., February 3, 2020 – Ingevity Corporation (NYSE:NGVT) today reported fourth quarter net sales of $303.4 million, representing an increase of 8.9% versus $278.6 million in the prior year’s fourth quarter. Net income of $44.3 million, increased 5.2% versus $42.1 million in the previous year’s quarter. Ingevity’s fourth quarter net income margin of 14.6% was down 50 basis points versus the prior year quarter. The fourth quarter diluted earnings per share were $1.05 compared to $0.99 in the prior year period.

Adjusted earnings of $46.5 million were up 2.6% versus prior year quarter of $45.3 million. Diluted adjusted earnings per share were $1.10, which exclude certain items, net of tax, of $0.05 per share which are primarily costs related to both restructuring charges and costs associated with the acquisition of the Capa® caprolactone business, net of discrete tax provision recognized during the quarter. This compares to adjusted earnings per share of $1.07 in the prior year quarter. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $91.1 million were up 24.3% versus fourth quarter 2018 adjusted EBITDA of $73.3 million. Adjusted EBITDA margin of 30.0% was up 370 basis points from the prior year’s fourth quarter adjusted EBITDA margin of 26.3%.

“As expected, we finished the year with strong performance in the fourth quarter,” said Michael Wilson, Ingevity’s president and CEO. “Despite continued macroeconomic pressure – particularly in industrial applications – we benefitted from growth in end-use applications that are driven more by regulation, technology adoption and infrastructure spending. We delivered improved profitability in the quarter with adjusted EBITDA up 24% on a revenue increase of 9%. As a result, our adjusted EBITDA for the year were above the midpoint of our most recent guidance.”

For the full year, net sales were $1.293 billion, representing an increase of 14.1% versus $1.134 billion in the prior year including the addition of the engineered polymer product line, formed through the first quarter 2019 acquisition of the Capa caprolactone business. Net income of $183.7 million was up 1.0% versus $181.8 million in the previous year. Ingevity’s full year net income margin of 14.2% was down 180 basis points compared to the prior year. The full year diluted earnings per share were $4.35 compared to $3.97 in the prior year period.

Adjusted earnings of $208.1 million were up 18.8% versus prior year of $175.2 million. Diluted adjusted earnings per share were $4.93, which exclude certain items, net of tax, of $0.58 per share which are primarily costs related to restructuring charges and costs associated with the engineered polymers acquisition, net of discrete tax benefits recognized during the year. This compares to adjusted earnings per share of $4.11 in the prior year. Adjusted EBITDA of $396.9 million were up 23.8% versus 2018 adjusted EBITDA of $320.5 million. Adjusted EBITDA margin of 30.7% was up 240 basis points from the prior year’s adjusted EBITDA margin of 28.3%.

“During 2019, we made significant progress on our strategic initiatives aimed at delivering organic and inorganic growth,” said Wilson. “We grew revenues by 14% and adjusted EBITDA by 24% despite a sluggish global industrial business environment. In this type of environment, crisp execution is even more important, and our team delivered significant revenue and earnings growth, margin accretion, lower core SG&A, improved working capital and outstanding cash flow.” Wilson added that the strong cash flow enabled the company to significantly de-lever throughout the year. The company ended the year with a net debt to adjusted EBITDA ratio of 2.8 times.

Performance Chemicals

Fourth quarter 2019 sales in the Performance Chemicals segment were $175.2 million, up $9.1million, or 5.5%, versus the fourth quarter 2018. Segment EBITDA were $32.4 million, up $2.0 million, or 6.6%, versus the prior year quarter segment EBITDA.
Segment EBITDA margin increased 20 basis points to 18.5%.

“Sales in the Performance Chemicals segment were higher due to the addition of the engineered polymers product line, and strong performance in pavement technologies,” said Wilson. “Pro forma revenues for engineered polymers decreased due to weaker demand, specifically for monomer products. Higher-value derivative product sales were relatively stronger. As a result, gross margins remained strong. Sales to pavement technologies applications were also strong, up 16% due to growth in North America, China and South America, albeit in a seasonally slow quarter.”

Sales decreased in industrial specialties applications due to demand weakness, specifically in low-margin ink applications, and due to the exit of an unprofitable distributor agreement. Oilfield applications sales declined due to reduced drilling activity in North America, but less so than the year-over-year decline in U.S. rig count, owing to beneficial exposure to oil production and growth in opportunities outside the U.S.

Segment EBITDA also benefitted from lower spending, particularly at manufacturing facilities, and increases in price and mix, but were partially offset by unfavorable foreign currency exchange of approximately $3.0 million, and slightly lower volumes.

For the full year 2019, segment sales were $802.3 million, up $69.1 million, or 9.4%, versus 2018. Segment EBITDA were $183.5 million, up $32.4 million, or 21.4%, versus the prior year segment EBITDA. Segment EBITDA margins increased 230 basis points to 22.9%.

Performance Materials

Fourth quarter 2019 sales in the Performance Materials segment were $128.2 million, up $15.7 million, or 14%, versus the fourth quarter 2018. Segment EBITDA were $58.7 million, up $15.8 million, or 36.8%, versus the prior year segment EBITDA. Segment EBITDA margin increased 770 basis points to 45.8%.

“The Performance Materials segment’s exceptional growth was fueled by automakers’ continued implementation of China 6 gasoline vapor emission control standards,” said Wilson. “Segment sales in China were up 270%.”

Wilson said the segment is continuing to see strong growth in sales of its patented ‘honeycomb’ scrubber products used by automotive customers to meet U.S. and Canadian regulatory standards.

Segment EBITDA increased due primarily to strong volume growth, favorable price and mix, and excellent plant throughput, but were partly offset by increased legal expenses associated with protecting intellectual property.

For the full year 2019, segment sales were $490.6 million, up $90.2 million, or 22.5%, versus 2018. Segment EBITDA were $213.4 million, up $44.0 million, or 26%, versus the prior year. Segment EBITDA margins increased 120 basis points to 43.5%. This performance was delivered despite weak global auto demand, particularly in China, and significantly higher legal costs, up $10 million for the year.

Outlook

Ingevity announced its fiscal year 2020 guidance to sales between $1.30 billion and $1.35 billion and adjusted EBITDA between $400 million and $420 million. Free cash flow will be between $200 million and $220 million.

“Our guidance reflects little to no improvement in the global macroeconomic environment, yet assumes limited impacts from the coronavirus in China, which remains unknown,” said Wilson.

“That said, we expect our Performance Materials segment to deliver double-digit revenue growth and accretion in adjusted EBITDA margins,” he said. Moreover, Wilson also noted that the recent initial determination made by an administrative law judge for the U.S. International Trade Commission denying Ingevity’s request to ban MAHLE’s importation of patent-infringing activated carbon has no impact on the outlook for the company’s Performance Materials segment in 2020. Wilson said that the company will discuss its overarching strategy to build on its leading position in gasoline vapor emissions control applications on the conference call scheduled for later this morning.

For the Performance Chemicals segment, the company expects revenues to be flat to down slightly. Engineered polymers will deliver solid growth due to new product and innovation projects in the pipeline and pavement technologies will see continued solid growth driven by adoption of our Evotherm® warm mix technology and global expansion. This growth will likely be offset by continued pressure in industrial specialties and oilfield applications. “We anticipate that Performance Chemicals segment adjusted EBITDA margins will be flat to down modestly for the year,” said Wilson.

“Overall, despite challenging global macroeconomic conditions, we will deliver strong results in 2020,” said Wilson. “Earnings growth and accreting margins, coupled with lower capital demands, will result in substantially higher free cash flow. Any improvement to the global industrial economy would serve as a welcome tailwind.”

Ingevity: Purify, Protect and Enhance
Ingevity provides specialty chemicals, high-performance carbon materials and engineered polymers that purify, protect, and enhance the world around us. Through a team of talented and experienced people, Ingevity develops, manufactures, and brings to market products and processes that help customers solve complex problems. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bio-plastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,750 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.

Additional Information The company will host a live webcast on Monday, Feb. 3, 2020, at 11 a.m. (Eastern Time) to discuss fourth quarter and full year 2019 fiscal results and 2020 fiscal year guidance. The webcast can be accessed through the investors section of Ingevity’s website, or via this link: Ingevity Q4 and full year 2019 webcast. You may also listen to the conference call by dialing 877-407-2991 (inside the U.S.) or 201-389-0925 (outside the U.S.), at least 10 minutes prior to the start of the event. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to the Investors section of Ingevity’s website prior to the call. For those unable to join the live event, a replay of the webcast will be available beginning at approximately 3 p.m. (Eastern Time) on Feb. 3, 2020, through March 3, 2020: Ingevity Q4 and full year 2019 webcast

Use of Non-GAAP Financial Measures
Ingevity has presented certain financial measures which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are included in the financial schedules accompanying this news release, under the section entitled "Non-GAAP Financial Measures."

A reconciliation of net income to adjusted EBITDA as projected for 2020 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other related costs in connection with the acquisition of Perstorp Holding AB’s Capa caprolactone business; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to future guidance and assessment of U.S. tax reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward looking statements generally include the words “may,” “could,” “should,” “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” “forecast,” “prospect,” “potential” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; synergies and the potential benefits of the acquisition of Georgia-Pacific’s pine chemicals business and the acquisition of Perstorp Holding AB’s Capa caprolactone business (the “acquisitions”); capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Like other businesses, Ingevity is subject to risks and uncertainties that could cause its actual results to differ materially from its expectations or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, risks that the expected benefits from the acquisitions will not be realized or will not be realized in the expected time period; the risk that the acquired businesses will not be integrated successfully; significant transaction costs; unknown or understated liabilities; general economic and financial conditions; international sales and operations; currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations; competition from infringing intellectual property activity; attracting and retaining key personnel; the impact of Brexit; conditions in the automotive market or adoption of alternative technologies; worldwide air quality standards; a decrease in government infrastructure spending; declining volumes and downward pricing in the printing inks market; the limited supply of crude tall oil (“CTO”); lack of access to sufficient CTO; access to and pricing of raw materials; competition from producers of alternative products and new technologies, and new or emerging competitors; a prolonged period of low energy prices; the provision of services by third parties at several facilities; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, floods, fires; other unanticipated problems such as labor difficulties including renewal of collective bargaining agreements, equipment failure or unscheduled maintenance and repair; protection of intellectual property and proprietary information; information technology security breaches and other disruptions; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes. These and other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are and will be more particularly described in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2018 and our other periodic filings. Readers are cautioned not to place undue reliance on Ingevity’s projections and forward-looking statements, which speak only as the date thereof. Ingevity undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data	2019	2018	2019	2018
Net sales	$303.4	$278.6	$1,292.9	$1,133.6
Cost of sales	192.4	181.0	810.9	716.8
Gross profit	111.0	97.6	482.0	416.8
Selling, general and administrative expenses	40.8	35.9	163.1	132.4
Research and technical expenses	4.7	5.2	19.7	21.5
Restructuring and other (income) charges, net	(0.2)	0.1	1.8	(0.5)
Acquisition-related costs	2.0	6.5	26.9	10.8
Other (income) expense, net	(2.0)	(1.7)	(4.3)	1.0
Interest expense, net	10.6	8.0	46.9	29.8
Income (loss) before income taxes	55.1	43.6	227.9	221.8
Provision (benefit) for income taxes	10.8	1.5	44.2	40.0
Net income (loss)	44.3	42.1	183.7	181.8
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	12.7
Net income (loss) attributable to Ingevity stockholders	$44.3	$42.1	$183.7	$169.1

Per share data
Basic earnings (loss) per share attributable to Ingevity stockholders	$1.06	$1.01	$4.39	$4.02
Diluted earnings (loss) per share attributable to Ingevity stockholders	$1.05	$0.99	$4.35	$3.97
Weighted average shares outstanding
Basic	41.8	41.9	41.8	42.0
Diluted	42.2	42.5	42.2	42.6

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2019	2018	2019	2018
Net sales
Performance Materials	$128.2	$112.5	$490.6	$400.4
Automotive Technologies product line	120.8	103.4	454.9	362.0
Process Purification product line	7.4	9.1	35.7	38.4
Performance Chemicals	$175.2	$166.1	$802.3	$733.2
Oilfield Technologies product line	24.9	30.2	111.4	114.2
Pavement Technologies product line	30.4	26.3	183.3	178.5
Industrial Specialties product line	88.7	109.6	385.5	440.5
Engineered Polymers product line(1)	31.2	—	122.1	—
Total net sales	$303.4	$278.6	$1,292.9	$1,133.6

Segment EBITDA (2)
Performance Materials	$58.7	$42.9	$213.4	$169.4
Performance Chemicals	32.4	30.4	183.5	151.1
Total segment EBITDA (2)	$91.1	$73.3	$396.9	$320.5

Interest expense, net	(10.6)	(8.0)	(46.9)	(29.8)
(Provision) benefit for income taxes	(10.8)	(1.5)	(44.2)	(40.0)
Depreciation and amortization - Performance Materials	(6.6)	(5.5)	(24.2)	(22.2)
Depreciation and amortization - Performance Chemicals	(17.0)	(9.4)	(60.8)	(34.8)
Pension and postretirement settlement and curtailment charges (income)	—	(0.2)	—	(0.2)
Restructuring and other income (charges), net (3)	0.2	(0.1)	(1.8)	0.5
Acquisition and other-related costs (4)	(2.0)	(6.5)	(35.3)	(12.2)
Net (income) loss attributable to noncontrolling interests	—	—	—	(12.7)
Net income (loss) attributable to the Ingevity stockholders	$44.3	$42.1	$183.7	$169.1

_________________
(1) Engineered Polymers product line was acquired on February 13, 2019.
(2) Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, acquisition and other related costs, pension and postretirement settlement and curtailment (income) charge.

(3) The restructuring activity relates to Performance Chemicals for all periods presented.
(4) Costs incurred to complete and integrate the GP Pine Chemical business and Perstorp Capa business into our Performance Chemicals segment are expensed as incurred on our condensed consolidated statements of operations. The following table summarizes the costs incurred associated with these combined activities.

	Three Months Ended December, 31		Twelve Months Ended December 31,
In millions	2019	2018	2019	2018
Legal and professional service fees	$2.0	$2.6	$14.2	$6.9
Loss on hedging purchase price	—	3.9	12.7	3.9
Acquisition-related costs	$2.0	$6.5	$26.9	$10.8
Inventory fair value step-up amortization (1)	—	—	8.4	1.4
Acquisition and other-related costs	$2.0	$6.5	$35.3	$12.2

_________________
(1) Included within "Cost of sales" on the condensed consolidated statements of operations.

Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets

	December 31,
In millions	2019	2018
Assets	(Unaudited)
Cash and cash equivalents	$56.5	$77.5
Accounts receivable, net	150.0	118.9
Inventories, net	212.5	191.4
Prepaid and other current assets	44.2	34.9
Current assets	463.2	422.7
Property, plant and equipment, net	664.7	523.8
Goodwill	439.0	130.7
Other intangibles, net	396.2	125.6
Restricted investment	72.6	71.2
Other assets	108.7	41.2
Total Assets	2,144.4	1,315.2

Liabilities
Accounts payable	$99.1	$92.9
Accrued expenses	33.3	36.7
Other current liabilities	83.1	53.7
Current liabilities	215.5	183.3
Long-term debt including finance lease obligations	1,228.4	741.2
Deferred income taxes	103.0	36.9
Other liabilities	66.7	15.1
Total Liabilities	1,613.6	976.5
Equity	530.8	338.7
Total Liabilities and Equity	$2,144.4	$1,315.2

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended December 31,
In millions	2019	2018
Cash provided by (used in) operating activities:
Net income (loss)	$183.7	$181.8
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	85.0	57.0
Other non-cash items	40.2	32.3
Changes in operating assets and liabilities, net of effect of acquisitions:
Changes in other operating assets and liabilities, net	(33.2)	(19.1)
Net cash provided by (used in) operating activities	275.7	252.0
Cash provided by (used in) investing activities:
Capital expenditures	(114.8)	(93.9)
Payments for acquired businesses, net of cash acquired	(537.9)	(315.5)
Other investing activities, net	(5.6)	(5.0)
Net cash provided by (used in) investing activities	(658.3)	(414.4)
Cash provided by (used in) financing activities:
Net cash provided by (used in) financing activities	369.2	153.7
Increase (decrease) in cash, cash equivalents and restricted cash	(13.4)	(8.7)
Effect of exchange rate changes on cash	0.2	(1.4)
Change in cash, cash equivalents, and restricted cash	(13.2)	(10.1)
Cash, cash equivalents, and restricted cash at beginning of period	77.8	87.9
Cash, cash equivalents, and restricted cash at end of period (1)	$64.6	$77.8

(1) Includes restricted cash of $8.1 million, $0.3 million, and zero and cash and cash equivalents of $56.5 million, $77.5 million, and $87.9 million for the periods ended December 31, 2019, 2018, and 2017, respectively. Restricted cash is included within "Prepaid and other current assets" within the consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$48.0	$26.0
Cash paid for income taxes, net of refunds	$14.9	$34.8
Purchases of property, plant and equipment in accounts payable	$7.6	$8.9

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) attributable to Ingevity stockholders plus restructuring and other (income) charges, acquisition and other-related costs, pension and postretirement settlement and curtailment (income) charges, and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share attributable to Ingevity stockholders plus restructuring and other (income) charges, net per share, acquisition and other-related costs, per share, pension and postretirement settlement and curtailment (income) charges, per share, and the income tax expense (benefit), per share on those items, less the per share tax provision (benefit) from certain discrete tax items.
Adjusted EBITDA is defined as net income (loss) plus provision for income taxes, interest expense, net, depreciation and amortization, restructuring and other (income) charges, acquisition and other-related costs, and pension and postretirement settlement and curtailment (income) charges.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net Sales.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents, restricted cash associated with our New Market Tax Credit financing arrangement, and restricted investment.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Free Cash Flow is defined as the sum of cash provided (required) by the following items: operating activities less capital expenditures

The Company also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, the Company believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities. None of these non-GAAP financial measures are intended to replace the presentation of financial results in accordance with GAAP and investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another. Reconciliations of these non-GAAP financial measures are set forth within the following pages.

A reconciliation of net income to adjusted EBITDA as projected for 2020 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs in connection with the acquisition of Perstorp Holding AB’s Capa caprolactone business; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to future guidance and assessment of U.S. tax reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data (unaudited)	2019	2018	2019	2018
Net income (loss)	$44.3	$42.1	$183.7	$181.8
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	12.7
Net income (loss) attributable to Ingevity stockholders (GAAP)	44.3	42.1	183.7	169.1
Restructuring and other (income) charges, net	(0.2)	0.1	1.8	(0.5)
Acquisition and other-related costs	2.0	6.5	35.3	12.2
Pension and postretirement settlement and curtailment charges (income)	—	0.2	—	0.2
Tax effect on items above	(0.4)	(1.7)	(6.8)	(3.0)
Certain discrete tax provision (benefit) [1]	0.8	(1.9)	(5.9)	(2.8)
Adjusted earnings (loss) (Non-GAAP)	$46.5	$45.3	$208.1	$175.2

Diluted earnings (loss) per common share (GAAP)	$1.05	$0.99	$4.35	$3.97
Restructuring and other (income) charges, net	(0.01)	—	0.04	(0.01)
Acquisition and other related costs	0.05	0.15	0.84	0.28
Pension and postretirement settlement and curtailment charges (income)	—	0.01	—	0.01
Tax effect on items above	(0.01)	(0.04)	(0.16)	(0.07)
Certain discrete tax provision (benefit)	0.02	(0.04)	(0.14)	(0.07)
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.10	$1.07	$4.93	$4.11

Weighted average common shares outstanding - Diluted	42.2	42.5	42.2	42.6
_______________
(1) Represents certain discrete tax items such as excess tax benefits on stock compensation and in 2018 impacts of changes associated with U.S. Tax Reform. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.

Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except percentages (unaudited)	2019	2018	2019	2018
Net income (loss) (GAAP)	$44.3	$42.1	$183.7	$181.8
Provision (benefit) for income taxes	10.8	1.5	44.2	40.0
Interest expense, net	10.6	8.0	46.9	29.8
Depreciation and amortization	23.6	14.9	85.0	57.0
Restructuring and other (income) charges, net	(0.2)	0.1	1.8	(0.5)
Acquisition and other-related costs	2.0	6.5	35.3	12.2
Pension and postretirement settlement and curtailment charges (income)	—	0.2	—	0.2
Adjusted EBITDA (Non-GAAP)	$91.1	$73.3	$396.9	$320.5

Net sales	$303.4	$278.6	$1,292.9	$1,133.6
Net income (loss) margin	14.6%	15.1%	14.2%	16.0%
Adjusted EBITDA margin	30.0%	26.3%	30.7%	28.3%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions (unaudited)	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$85.5	85.6	275.7	252.0
Less: Capital expenditures	35.0	37.3	114.8	93.9
Free Cash Flow	$50.5	$48.3	$160.9	$158.1

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Total Debt to Net Income (Loss) Ratio (GAAP) to
Net Debt to Adjusted EBITDA Ratio (Non-GAAP)

In millions, except ratios (unaudited)	December 31, 2019
Notes payable and current maturities of long-term debt	22.5
Long-term debt including finance lease obligations	1,228.4
Debt issuance costs	6.9
Total Debt	1,257.8
Less:
Cash and cash equivalents (1)	64.2
Restricted investment	72.6
Net Debt	1,121.0

Total Debt to Net income (loss) Ratio (GAAP)
Net income (loss) - last twelve months (LTM) as of December 31, 2019	$183.7

Total debt to Net income (loss) ratio (GAAP)	6.85x

Net Debt Ratio (Non GAAP)
Adjusted EBITDA - LTM as of December 31, 2019	396.9
Caprolactone Business Pro Forma Adjusted EBITDA LTM as of December 31, 2019 (2)	5.5
Adjusted EBITDA LTM inclusive of pro forma as of December 31, 2019	$402.4

Net debt ratio (Non GAAP)	2.79x
_______________
(1) Includes $7.7 million of Restricted Cash related to the New Market Tax Credit financing transaction which was entered into in November 2019.
(2) Pro forma amount includes historical results of the Caprolactone Business, prior to the acquisition date of February 13, 2019. This amount also includes adjustments as if the acquisition had occurred on January 1, 2018, including the effects of purchase accounting. The pro forma amounts do not include adjustments for expenses related to integration activities, cost savings, or synergies that have been or may have been realized had we acquired the businesses on January 1, 2018.

Financial Schedules - Page 9